UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): April 16, 2015

Spark Networks, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	001-32750	20-8901733
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

11150 Santa Monica Boulevard, Suite 600, Los Angeles, California	90025
(Address of Principal Executive Offices)	(Zip Code)

(310) 893-0550

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 16, 2015, Spark Networks, Inc. (the “Company”) announced the appointment of John R. Volturo as Chief Marketing Officer, effective May 1, 2015.

Mr. Volturo, 48, is joining the Company from Strategic Mgmt. 360, where he served as founder and CEO since 2013 advising top tier brands on positioning and integrated marketing.  From 2010 to 2012, he served as Chief Marketing Officer at Beachmint. From 2003 through 2010, Mr. Volturo served as Senior Vice President, Brand and New Market Strategy at Guthey-Renker. He began his career with BMG Direct, a division of Bertelsmann Inc.

Mr. Volturo received his B.A. from Temple University and his M.B.A. from Drexel University.

In connection with his employment, Mr. Volturo and the Company entered into an Employment Agreement, dated April 16, 2015 (the “Agreement”). The following summary of the material terms of the Agreement is qualified in its entirety by the full terms and conditions of the Agreement, a copy of which is filed as Exhibit 10.1 hereto and is incorporated herein by reference.

The Agreement provides for the following:

•	Term: The term shall begin on May 1, 2015 and continue through December 31, 2015.
•	Annual Base-Salary: $275,000.
•	Short-Term Annual Incentive (“STI”): A target STI of $100,000, based on satisfaction of operational goals as determined by the Chief Executive Officer, which will be prorated for 2015.
•

Economic Performance Incentive (“EPI”): Based upon Mr. Volturo’s satisfaction of goals as determined by the Chief Executive Officer, Mr. Volturo shall be granted restricted stock units (“RSUs”) in the Company under the Company’s 2007 Omnibus Incentive Plan (the “Plan”), to be based upon annually set tiered goals related to revenue and EBITDA levels. The targeted range of the RSU grant in respect of 2015 will be between 20,000 RSUs and 66,667 RSUs.

•

Option Grant: Subject to commencement of employment, Mr. Volturo shall be granted on May 1, 2015 three tranches of options pursuant to the Plan. Tranche 1 – 60,000 options, with an exercise price per share of $5.25 and a Trigger Price (as defined in the Agreement) of $6.00; Tranche 2 – 120,000 options, with an exercise price per share of $7.50 and a Trigger Price of $10.00; Tranche 3 – 180,000 options, with an exercise price per share of $10.00 and a Trigger Price of $13.50. The options vest 100% on May 1, 2015, provided that, except with respect to a Change in Control (as defined in the Plan), the Company’s per share stock price must close at or above the applicable trigger price for twenty (not necessarily consecutive) business days since the grant date and prior to exercise for the options to be exercisable.

•

Other Benefits: Mr. Volturo is eligible for all health and welfare benefits generally available to the Company’s other executives, officers, or full-time employees, with the Company covering the costs of such benefits. Mr. Volturo will be reimbursed for reasonable, out-of-pocket business expenses incurred in the performance of his duties on behalf of the Company.

•

Termination Benefits: Generally, upon termination, Mr. Volturo will receive his prorated salary earned as of the date of termination and a payment for any accrued unused vacation. If Mr. Volturo is terminated without Cause or if he leaves for Good Reason (as each such term is defined in the Agreement), then Mr. Volturo will also receive a severance package that consists of (a) a single cash lump-sum payment equal to $137,500, (b) reimbursement of COBRA health and welfare plan expenses for 12 months following termination, and (c) a pro rata granting of RSUs pursuant to his EPI based on the number of days worked during the period of employment and on the Chief Executive Officer’s good faith evaluation of Mr. Volturo’s performance. Payment of the severance package is conditioned on Mr. Volturo’s execution of a separation agreement with the Company that includes a general mutual release of all claims.

•

Death or Disability: Upon death or disability, Mr. Volturo or his estate is entitled to his unpaid prorated base salary, a pro rata STI payment based on the number of days worked during the period of employment and reimbursement of COBRA health and welfare plan expenses incurred in the subsequent 12-month period.

•

Change of Control: Upon a Change in Control of the Company (as defined in the Agreement), all of Mr. Volturo’s granted but unvested RSUs will immediately vest. If such change of control occurs prior to Mr. Volturo being awarded any RSUs, Mr. Volturo shall be granted, and fully vested in, 20,000 RSUs immediately prior to such change of control becoming effective. Upon a Change in Control of the Company (as defined in the Plan),  all of Mr. Volturo’s options would be immediately exercisable at the applicable exercise price per share, provided that the price per share of Company stock reflected by such Change in Control exceeds the applicable Trigger Prices for such options.

•

Other Terms: During the term of the Agreement and for 12 months after, Mr. Volturo has agreed, with certain exceptions, not to interfere with the Company’s relationship with its employees, customers, suppliers and other business partners.

As an executive officer of the Company, Mr. Volturo will be eligible to enter into the Company’s standard form of indemnification agreement, a copy of which was filed as Exhibit 10.4 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on July 9, 2007.

A copy of the press release announcing the appointment of Mr. Volturo is attached hereto as Exhibit 99.1 and incorporated herein by reference.

There are no arrangements or understandings between Mr. Volturo and any other persons pursuant to which he was selected as Chief Marketing Officer. Mr. Volturo has not been a party to any transaction involving the Company required to be disclosed under Item 404(a) of Regulation S-K.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

10.1	Employment Agreement between Spark Networks, Inc. and John R Volturo, dated April 16, 2015

99.1	Press Release of Spark Networks, Inc., dated April 16, 2015

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SPARK NETWORKS, INC.

Date: April 16, 2015

	By:	/s/ Michael S. Egan
	Name:	Michael S. Egan
	Title:	Chief Executive Officer